EXHIBIT 99.1

            Gene Logic Reports First Quarter 2004 Results;
    Record Revenue of $20.2 Million; Operating Loss Improves 12%;
                           EPS Improves 14%

    GAITHERSBURG, Md.--(BUSINESS WIRE)--April 23, 2004--Gene Logic Inc. (Nasdaq:GLGC) today reported its first quarter 2004 financial results. The Company's consolidated results include the results for Gene Logic Laboratories Inc. ("GLL") (formerly known as TherImmune Research Corporation) as of its April 1, 2003 acquisition date. Operating results for Gene Logic Laboratories do not appear in any of the prior year results.
    Consolidated total revenue for the first quarter 2004 increased 59% to $20.2 million compared to $12.7 million in the first quarter of 2003, reflecting inclusion of contract study services revenue related to the acquisition of GLL after the first quarter in 2003.
    Information services revenue, which is based on sales of gene expression information services from the GeneExpress(R) System, was $13.8 million for the first quarter of 2004, compared to $12.7 million in the first quarter of 2003, an 8% increase. This increase in revenue reflects approximately $3.2 million in additional revenue from new and existing customers, partially offset by the absence of $2.2 million from terminated contracts or contracts that have been reduced in scope, primarily with smaller customers.
    Revenue from our contract study services (GLL) was $6.4 million for the first quarter of 2004. This revenue was approximately 12% higher than that reported by TherImmune in the prior year period.
    Total consolidated expenses for the first quarter of 2004 were $25.4 million compared to $18.7 million for the first quarter of 2003. The increase is due to the addition of operating costs associated with the Company's contract study services business, partially offset by the continued impact of cost savings efforts. Cost of contract study services revenue was $5.9 million for the first quarter of 2004, which resulted in a gross margin of 7% for these services.
    The net loss for the first quarter of 2004 was $5.5 million or $0.18 per share compared to $5.8 million or $0.21 per share for the first quarter last year.
    As of March 31, 2004, Gene Logic had a backlog of approximately $23.6 million, which comprises commitments under signed task orders (or other written firm commitments) for the Company's contract study services, excluding any amounts thereunder recognized as revenue.
    As of March 31, 2004, Gene Logic had approximately $110.8 million in cash, cash equivalents and marketable securities available-for-sale.

    Recent highlights include:

    -- established Gene Logic Ltd., a U.K.-based subsidiary to focus on sales, marketing and customer support in Europe;

    -- renewed subscription agreements with various pharmaceutical and biotechnology companies, including Boehringer Ingelheim and Sumitomo Pharmaceuticals and, in early April, Sankyo Co., Ltd.;

    -- launched the ToxPlus(TM) Program, an integrated toxicology outsourcing service combining toxicogenomics with traditional preclinical testing services;

    -- expanded facility for contract study services, adding specialized teratology and neurotoxicology testing capabilities; and

    -- entered into a seven-year contract study services agreement with the National Cancer Institute.

    Conference Call

    As previously announced, Gene Logic's senior management will host a conference call scheduled for Friday, April 23, 2004 at 10:00 a.m. Eastern Time to discuss the details of this announcement. For live participation, without pass code, dial 800/884-5695 or 617/786-2960. A Webcast of the live call will also be available at www.genelogic.com. A replay of the call will be available through Friday, May 7, 2004 at the following numbers: 888/286-8010 or 617/801-6888. The replay passcode is 61860923. The Webcast will be archived on the Company Web site.

    Gene Logic Overview

    Gene Logic is a pharmacogenomics-driven solutions and service provider to pharmaceutical and biotechnology researchers worldwide. Gene Logic's unique combination of expertise in genomics information and traditional preclinical study design, are focused on enabling improved drug pipeline productivity through enhancing the predictive value of basic research and increasing pharmaceutical product development success rates. Gene Logic also is working with scientists at the U.S. Food and Drug Administration, Center for Drug Evaluation and Research (CDER) under a collaborative agreement to develop metrics for quality evaluation and normalization of microarray data and to develop standards for submission of microarray data, as part of CDER's study of the application of genomic technologies in the regulatory approval process. For more information, visit www.genelogic.com or call toll-free - 1/800/GENELOGIC.

    Safe Harbor Statement

    This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Annual Report on Form 10-K for the year ended December 31, 2003. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
    No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company's results may be affected by: the extent of utilization of genomic information by the pharmaceutical and biotechnology industry in research and product development; our ability to retain existing and obtain additional customers in a timely manner; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; risks relating to the development of genomic information services and their use by existing and potential customers and ultimate consumers; our reliance on sole source suppliers; our ability to limit our losses and become profitable; our ability to timely supply customers with additional data as required under our information services contracts; our ability to continue to successfully manage growth of Gene Logic Laboratories'
(GLL) operations, including achieving optimal use of facilities and facility capacity, quality of studies, and levels of staffing and turnover; our ability to comply with regulatory requirements applicable to each of our two business segments; the potentially depressive effect of sales of Gene Logic stock issued to the former TherImmune shareholders in the merger; our ability to retain key employees; our continued access to necessary human and animal tissue samples; the impact of technological advances and competition; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the drug development services outsourcing industry; levels of industry research and development spending; losses from certain fixed price contracts for study services; our ability to provide our contract study services in a timely, efficient, effective manner; rapid technological advances that make our drug discovery and development services less competitive. Note: Gene Logic, GeneExpress, ToxExpress and the Gene Logic logo are registered trademarks used by Gene Logic Inc.

    Financial tables follow.


                           GENE LOGIC INC.
                Consolidated Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                      2004      2003
                                                   --------- ---------

Revenue:
   Information services revenue                    $ 13,810  $ 12,724
   Contract study services revenue                    6,411        --
                                                   --------- ---------
Total revenue                                        20,221    12,724

Expenses:
   Cost of contract study services                    5,946        --
   Database production                               12,655    13,611
   Research and development                             362       597
   Selling, general and administrative                6,467     4,453
                                                   --------- ---------
Total expenses                                       25,430    18,661
                                                   --------- ---------

Loss from operations                                 (5,209)   (5,937)

Interest (income), net                                 (311)     (662)
                                                   --------- ---------

Net loss before income tax expense                   (4,898)   (5,275)

Income tax expense                                      612       526
                                                   --------- ---------

Net loss                                           $ (5,510) $ (5,801)
                                                   ========= =========

Amounts per share, basic and diluted:

Net loss per share, basic and diluted               $ (0.18)  $ (0.21)
                                                   ========= =========

Shares used in computing basic and diluted net
 loss per share                                      31,268    27,105
                                                    ======== =========


                           GENE LOGIC INC.
                Consolidated Condensed Balance Sheets
                            (In thousands)


                                               March 31,  December 31,
                                                 2004        2003
                                               ---------- ------------
                                              (unaudited)
                                ASSETS
Current assets:
   Cash and cash equivalents                   $   53,666  $  48,718
   Marketable securities available-for-sale        57,176     63,105
   Accounts receivable, net                         7,113      8,484
   Unbilled services                                4,365      4,745
   Inventory, net                                   4,287      4,980
   Prepaid expenses                                 2,203      1,966
   Other current assets                             1,323      1,480
                                               ---------- ------------
     Total current assets                         130,133    133,478
Property and equipment, net                        23,097     23,911
Long-term investments                               4,239      4,239
Goodwill                                           45,707     45,707
Intangibles and other assets, net                  18,084     20,031
                                               ---------- ------------
     Total assets                              $  221,260  $ 227,366
                                               ---------- ------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                            $    5,784  $   6,676
   Accrued expenses                                 6,752      6,541
   Current portion of capital lease obligations       127        124
   Current portion of long-term debt                  493        492
   Deferred revenue                                 7,882      8,630
                                               ---------- ------------
     Total current liabilities                     21,038     22,463
Deferred revenue                                    1,897      2,346
Capital lease obligations, net of current
 portion                                              307        340
Long-term debt, net of current portion                207        218
Other noncurrent liabilities                        2,475      2,410
                                               ---------- ------------
     Total liabilities                             25,924     27,777
                                               ---------- ------------
Stockholders' equity:
   Common stock                                       315        311
   Additional paid-in capital                     384,591    383,377
   Accumulated other comprehensive income              86         47
   Accumulated deficit                           (189,656)  (184,146)
                                               ----------- -----------
     Total stockholders' equity                   195,336    199,589
                                               ----------- -----------
     Total liabilities and stockholders' equity $ 221,260  $ 227,366
                                               ----------- -----------


    CONTACT: Gene Logic Inc.
             Robert G. Burrows, 301-987-1824
             Email: rburrows@genelogic.com
                 or
             Philip L. Rohrer, Jr., 301-987-1700
             Email: prohrer@genelogic.com